CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the accompanying registration statement on Form S-8, of our report dated August 4, 1995, relating to the June 30, 1995 financial statements of Larson-Davis Incorporated, appearing in the annual report of Larso-Davis Incorporated on Form 10-KSB for the year ended June 30, 1996, and in the transition report on Form 10-K for the six month period ended December 31, 1996, and to be named as an "expert" in such registration statement.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
(formerly Peterson, Siler & Stevenson, P.C.)

Salt Lake City, Utah
October 27, 1997